Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-227447) pertaining to the 2018 Elanco Stock Plan and the Elanco Animal Health Incorporated Directors’ Deferral Plan of our report dated February 20, 2019, with respect to the consolidated and combined financial statements of Elanco Animal Health Incorporated included in this Annual Report (Form 10-K) of Elanco Animal Health Incorporated for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Indianapolis, Indiana
February 20, 2019